RESULTS OF ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)
On May 23, 2000, the annual meeting of shareholders of The Latin
America Investment Fund, Inc. (the "Fund") was held and the following matters were voted upon:

(1) To re-elect three directors to the Board of Directors of the Fund.

Name of Director
For
Withheld
Non-Votes
Dr. Enrique R. Arzac
5,007,089
195,982
1,315,568
George W. Landau
4,992,927
210,144
1,315,568
Richard W. Watt.
5,008,592
194,479
1,315,568

In addition to the directors re-elected at the meeting, James J.
Cattano, Riordan Roett, William W. Priest, Jr. and Martin M. Torino continue to serve as directors of the Fund.


(2) To ratify the selection of PricewaterhouseCoopers LLP, as independent public accountants for the fiscal year ending
December 31, 2000.

For
Against
Abstain
Non-Votes
5,069,678
117,278
16,115
1,315,568

(3) To approve a shareholder proposal requesting that the Board of Directors present for shareholder approval a program to permit shareholders to realize net asset value for their shares.

For
Against
Abstain
Non-Votes
2,732,610
695,593
51,822
3,038,614